Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 17, 2012
Registration Statement No. 333-173202

$1.5BN HONDA AUTO RECEIVABLES OWNER TRUST (HAROT) 2012-3 *PRICED*

JOINT-LEADS: RBS(str), DB

CO-MANAGERS: BTMU, Citi, JPM, Mizuho, WFS                                                             100% POT

CL	$SZ-MM	WAL	MDY/F	PWIN	E.FIN	L.FIN	BNCH	SPD	YLD(%)	%CPN	$PX
A1	438.500	0.33	P1/F1+	1-8	03/13	08/13	ILIB	-26	0.28918	0.28918	100-00
A2	415.000	1.05	Aaa/AAA	8-18	01/14	12/14	EDSF	4	0.465	0.460	99.99522
A3	483.000	2.10	Aaa/AAA	18-35	06/15	05/16	ISWPS	8	0.561	0.560	99.99928
A4	163.500	3.10	Aaa/AAA	35-38	09/15	10/18	ISWPS	18	0.743	0.740	99.99434

BILL & DELIVER	: RBS
EXPECTED SETTLE	: 07/25/2012
PRICING SPEED	: 1.30% ABS @ 10% CLEAN-UP CALL
FIRST PMT DATE	: 08/15/2012
REGISTRATION	: PUBLIC (SEC REGISTERED)
ERISA ELIGIBLE	: YES
MIN DENOMS	: 1k x 1k
BLOOMBERG TICKER	: HAROT 2012-3

IMPORTANT NOTICE

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com